Tidal ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 240 and Amendment No. 241 to the Registration Statement on Form N-1A of Tidal ETF Trust for ATAC Credit Rotation ETF, ATAC US Rotation ETF and ATAC Equity Leverage Rotation ETF and to the use of our report dated October 29, 2024 on the financial statements and financial highlights of ATAC Credit Rotation ETF and ATAC US Rotation ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 17, 2024